Exhibit 99.01

Excerpts From Offering Memorandum

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This offering memorandum and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements.” When we use words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	general economic conditions, including their impact on capital expenditures

•	our ability to access the capital markets and obtain credit on favorable terms

•	business conditions in the energy industry

•	competitive factors

•	unusual weather

•	changes in federal or state legislation

•	regulation

•	the other risk factors discussed under “Risk Factors” or listed from time to time by us in reports filed with the Securities and Exchange Commission

     You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the year ended December 31, 2001, in our Quarterly Report on Form 10-Q, as amended by our Quarterly Report on Form 10-Q/A, for the period ended June 30, 2002, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under “Where You Can Find More Information”.

     In this offering memorandum, except as otherwise indicated, “Northern States Power Company,” “we,” “our,” and “us” refer to Northern States Power Company, a Minnesota corporation, but not to the initial purchasers named on the front cover page of this offering memorandum.

Our Company

General

     We are an operating utility engaged in the generation, transmission and distribution of electricity and the transportation, storage and distribution of natural gas in Minnesota, North Dakota and South Dakota. We provide retail electric utility service to approximately 1.3 million customers and gas utility service to approximately 0.4 million customers.

     We are a wholly-owned subsidiary of Xcel Energy Inc., a registered holding company under the Public Utility Holding Company Act of 1935 (“PUHCA”). Among Xcel Energy’s other subsidiaries are Public Service Company of Colorado, Southwestern Public Service Company, Northern States Power Company, a Wisconsin corporation, and NRG Energy, Inc. As a result of the recently completed exchange of shares of Xcel Energy for publicly held shares of NRG Energy, NRG is now an indirect wholly-owned subsidiary of Xcel Energy. NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products. We were incorporated in Minnesota in 2000.

Recent Developments

     On August 16, 2002, Moody’s Investors Service Inc. lowered our senior secured debt rating from Aa3 to A2 and our senior unsecured debt rating from A1 to A3, and in each case, such ratings remain on review for possible downgrade. Previously, on June 24, 2002, Standard & Poor’s Ratings Service had lowered the rating on our senior secured debt from A to BBB+, our senior unsecured rating from BBB+ to BBB- and the short-term rating on our commercial paper from A-2 to A-3. On July 26, 2002, Standard & Poors placed all of our company’s credit ratings on “CreditWatch” with negative implications, and such ratings remain on CreditWatch developing. On July 30, 2002, Fitch Ratings lowered its credit rating on our first mortgage bonds from A+ to BBB+, our senior unsecured credit rating from A to BBB and our commercial paper rating from F1 to F2, in each case with “negative outlook”. These actions followed a series of developments involving Xcel Energy and various of its subsidiaries, particularly NRG, as described below under the caption “Risk Factors-Risks Related to Our Relationship to Xcel Energy and NRG”.

RISK FACTORS

     You should carefully consider the risks described below as well as other information contained in this offering memorandum before buying first mortgage bonds in this offering. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in our first mortgage bonds. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first mortgage bonds, and this could result in your losing all or part of your investment.

Risks Related to Our Relationship to Xcel Energy and NRG

As we are a subsidiary of Xcel Energy, we may be negatively affected by events at Xcel Energy and its affiliates, particularly NRG.

     As stated below, our security ratings and access to the capital markets have been negatively impacted recently, and may be further affected in the future, because of our affiliation with Xcel Energy and NRG. As a result, our ability to access needed capital and bank credit may be limited, and our cost of capital may be increased by amounts that could be material.

     We are an operating electric and gas utility and a subsidiary of Xcel Energy. Xcel Energy has a number of other utility and non-utility subsidiaries, including NRG. NRG, a non-utility, nonregulated, subsidiary of Xcel Energy, is engaged in the ownership and operation of generating facilities. As is true of most companies in the independent power production business, the credit ratings on the debt securities of NRG were recently downgraded below investment grade. As of August 16, 2002, NRG’s senior unsecured debt was rated B- and B1 by Standard & Poor’s and Moody’s, respectively. Xcel Energy’s senior unsecured debt ratings also recently were lowered to Baa2, BBB- and BB+ by Moody’s, Standard and Poor’s and Fitch, respectively. NRG’s earnings from ongoing operations have recently declined primarily to lower power prices in the merchant energy markets.

     NRG has a great deal of debt and other obligations, the terms of which require that they be supported with letters of credit or cash collateral following a ratings downgrade. As a result of the recent downgrades, NRG estimates that, absent the waivers described below, it would have been required to post collateral ranging from $1.1 billion to $1.3 billion, principally to fund equity guarantees associated with its $2 billion construction and acquisition revolving credit facilities, to fund debt service reserves and other guarantees related to NRG projects and to fund trading operations. NRG has obtained waivers from these requirements; however, those waivers expire September 13, 2002. Absent further waivers or modifications of the requirements, NRG will be in default under its debt and other obligations, because it does not have sufficient liquidity to meet the requirements. NRG is working with its lenders to obtain further waivers or modifications.

     Xcel Energy provides various guarantees and bond indemnities supporting its subsidiaries. As of July 31, 2002, Xcel Energy’s exposure under these guarantees totaled approximately $330 million. Xcel Energy may be required to provide credit enhancements in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures in the event that Standard and Poor’s or Moody’s were to downgrade Xcel Energy’s credit ratings below investment grade.

     The downgrades of Xcel Energy’s debt securities will increase its cost of capital and restrict its access to the capital markets. This will limit Xcel Energy’s ability to contribute equity or make loans to us, and cause us to seek alternative sources of funds to meet temporary cash needs. In addition, the PUHCA contains limitations on the ability of registered holding companies and their subsidiaries to issue securities. Such registered holding companies and their subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC. For utility subsidiaries like us, one of the exemptive rules permits utilities to issue securities to finance their business so long as the issuance has been approved by the appropriate state utility commission. In our case, this first mortgage bond offering and our other short-term borrowings have been authorized by the Minnesota Public Utilities Commission (the “MPUC”) and are exempt under this rule. To the extent we wish to issue securities that are not exempt by rule or order under the PUHCA, we will need to seek authorization from the SEC under the PUHCA. Because Xcel Energy does not qualify for any of the main exemptive rules, it sought and received financing authority from the SEC under the PUHCA. One of the conditions of that financing order, which also included authorization for instrasystem loans for the Xcel Energy subsidiaries to the extent not otherwise exempt, was that Xcel Energy’s common equity ratio, on a consolidated basis, be at least 30 percent. As of June 30, 2002, Xcel Energy’s common equity ratio was 30.8 percent. On a pro forma basis taking into account subsequent events through July 31, 2002 that affect capitalization, Xcel Energy’s common equity ratio was 30.8 percent. On August 2, 2002, Xcel Energy filed a proposal with the SEC seeking authorization to engage in financing transactions and to effect intrasystem loans through June 30, 2003, so long as Xcel Energy’s ratio of common equity to total capitalization is at least 24 percent. Xcel Energy proposed that, after June 30, 2003, the Xcel Energy equity ratio must be at least 30 percent in order to engage in such transactions. Xcel Energy may be required to record losses from sales or divestitures of NRG assets or businesses as a result of future board actions prior to the period in which the sale or divestiture occurs. Such losses or other events may result in the common equity of Xcel Energy falling below 30 percent of its capitalization. If Xcel Energy is unable to obtain the requested authorization under the PUHCA, it may not be able to issue securities and the subsidiaries may not be able to engage in intrasystem loans. In addition, Xcel Energy may be unable to contribute equity or make loans to us, and this would cause us to seek alternative sources of funds to meet temporary cash needs. Alternative sources of funds could include the issuance of additional first mortgage bonds or other debt securities. No assurance can be given that such alternatives will be available to us in required amounts or at reasonable costs.

     We rely on Xcel Energy and Xcel Energy Services, a subsidiary service company of Xcel Energy, for many administrative services. If Xcel Energy were to experience severe financial difficulties, it would temporarily disrupt the provision of these services or cause us to provide those services ourselves, at potentially greater cost.

     Xcel Energy also is, or may in the future be, an obligor or co-obligor for various guarantees, sureties and other obligations for our benefit. If Xcel Energy were to default on those obligations or its other obligations, it could result in a default under our obligations, even if we are not separately in default. As a result, those obligations might be accelerated.

If our affiliate, NRG Energy, is unable to resolve its liquidity issues, and, as a result, were the subject of voluntary or involuntary bankruptcy proceedings, NRG’s creditors could attempt to make claims against Xcel Energy or us, including claims to substantively consolidate our assets and liabilities with those of NRG or with those of NRG and Xcel Energy, or to substantively consolidate the assets and liabilities of NRG with those of Xcel Energy. These claims, if successful, could have a material adverse effect on our financial position and liquidity, and on our ability to make payments on the first mortgage bonds.

     If NRG is unable to obtain further waivers or modifications of the collateral requirements discussed above and the underlying obligations are accelerated, NRG would need to refinance or restructure its obligations and, if unsuccessful in these efforts, to consider all other options including a restructuring under the bankruptcy laws.

     Assuming expected proceeds from near term asset sales, coupled with aggressive cost management and deferrals of certain payments, it is currently estimated that NRG could exhaust its existing liquidity resources during October 2002, even if the cash collateral requirements are waived. Pending the resolution of NRG credit and liquidity contingencies and the timing of possible asset sales, a portion of NRG’s long-term debt obligations have been classified as a current liability on Xcel Energy’s consolidated balance sheet due to the possibility of lenders having the ability to accelerate such debt within twelve months of the balance sheet date. In the event that NRG is unable to resolve its liquidity and related issues as described above and is unable to obtain adequate financing on terms acceptable to NRG, there would be substantial doubt as to NRG’s ability to continue as a going concern.

     While it is an exception rather than the rule, especially where one of the companies involved is not in bankruptcy, the equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities’ assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate Xcel Energy or us with NRG would be completely without merit. However, we cannot assure you that NRG or its creditors would not attempt to advance such claims in an NRG bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to allow substantive consolidation of us with NRG or with NRG and Xcel Energy or the substantive consolidation of Xcel Energy and NRG, it would have a material adverse effect on us and on our ability to make payments on the first mortgage bonds, and in any event, would likely preclude Xcel Energy from making loans or equity contributions to us and from providing credit support to us and would likely disrupt all our relationships with Xcel Energy, including its provision of administrative services to us.

Our credit ratings have been recently lowered and could be further lowered as a consequence of changes in the credit ratings of our affiliates. If this were to occur, the value of the first mortgage bonds could be reduced.

     Our secured debt has been assigned a rating by Standard & Poor’s of “BBB+” (CreditWatch developing), by Moody’s of “A2” (under review for possible downgrade) and by Fitch Ratings of “BBB+” (negative outlook).

     The recent reductions in our credit ratings described below occurred in the context of a series of developments involving Xcel Energy and its subsidiaries, particularly NRG. These included a severe deterioration in the credit ratings of NRG that began in 2001 and continued in 2002; Xcel Energy’s announcement on July 26, 2002 that NRG would likely be unable to meet collateral posting requirements in the event of a ratings downgrade; action taken by ratings agencies in June and July 2002 to reduce, or place on review, our credit ratings and those of NRG, Xcel Energy and various of its subsidiaries; and further negative actions taken by ratings agencies pending the outcome of negotiations to obtain a waiver or modification of certain cross-default provisions under Xcel Energy’s $800 million credit facilities that could have been triggered if NRG were to default in its debt obligations as a result of being unable to meet certain requirements to provide additional collateral as a result of the credit downgrade.

     On June 24, 2002, Standard & Poor’s lowered the rating on our senior secured debt from A to BBB+, our senior unsecured rating from BBB+ to BBB- and the short-term rating on our commercial paper from A-2 to A-3. On July 26, 2002, Standard & Poors placed all of our company’s credit ratings on “CreditWatch” with negative implications, and such ratings remain on CreditWatch developing. On July 29, 2002, Moody’s placed our credit ratings under review for possible downgrade. On July 30, 2002, Fitch Ratings lowered its credit rating on our first mortgage bonds from A+ to BBB+, our senior unsecured credit rating from A to BBB and our commercial paper rating from F1 to F2, in each case with “negative outlook”. On August 16, 2002, Moody’s lowered our senior secured debt rating from Aa3 to A2 and our senior unsecured debt rating from A1 to A3, and in each case, such ratings remain on review for possible downgrade.

     These downgradings and any future downgrade of our securities will likely increase our cost of capital and reduce our access to the capital markets. This would adversely affect our financial condition and results of operations. We cannot assure you that any of our current ratings or those of our affiliates, including Xcel Energy and NRG, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. In particular, under the rating methodology used by Standard & Poor’s, our ratings could be changed to reflect a change in credit ratings of any of our affiliates, including NRG. Further adverse developments related to NRG’s liquidity and its debt and other obligations described above, and the actions taken by Xcel Energy to address that situation, could have an adverse effect on our credit ratings. Any lowering of the rating of the first mortgage bonds would likely reduce the value of the first mortgage bonds.

Our reduced access to sources of liquidity may increase our cost of capital and our dependence on bank lenders and external capital markets.

     Historically, we have relied on bank lines of credit, the commercial paper market and capital contributions from Xcel Energy to supplement our operating cash flow in order to meet the short-term liquidity requirements of our business. Given the recent events at NRG and Xcel Energy discussed above, however, we do not have access to the commercial paper market. Furthermore, until the issues related to NRG are resolved, we do not anticipate receiving further capital contributions from Xcel Energy.

     On June 24, 2002, Standard & Poor’s lowered the short-term rating on our commercial paper to A-3 from A-2 and Fitch lowered our commercial paper rating from F1 to F2. Our commercial paper rating from Moody’s is on review for possible downgrade. In general, the market for commercial paper that is rated either below A-2 by Standard & Poor’s or below P-2 by Moody’s is limited. All of our commercial paper has been replaced with a combination of borrowings under our bank credit facility, proceeds from our long-term retail debt offering and internally generated funds.

     The cost of new borrowings to replace our commercial paper is likely to be greater than the historical cost of commercial paper. We entered into a new revolving credit facility on August 15, 2002 to replace our facility that was expiring. The new credit facility has a capacity of $300 million and is fully drawn. Borrowings under that facility are secured by a series of our first mortgage bonds. As a result of our loss of access to the commercial paper market, limitations on funding from Xcel Energy and the current lack of additional capacity under our bank credit facility, we are likely to be more dependent upon accessing the capital markets. Access to the capital markets on favorable terms will be impacted by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

     We also rely on accessing the capital markets to support our capital expenditure programs and other capital requirements to maintain and build our utility infrastructure and comply with future requirements such as installing emission-control equipment. Access to the capital markets and our cost of capital will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments, including our decommissioning fund, may be adversely affected.

We are a wholly-owned subsidiary of Xcel Energy. Xcel Energy can exercise substantial control over our dividend policy and business and operations and may do so in a manner that is adverse to our interests.

     Our board of directors consists of officers of Xcel Energy. Our board makes determinations with respect to the following:

•	our payment of dividends;

•	decisions on our financings and our capital raising activities;

•	mergers or other business combinations; and

•	our acquisition or disposition of assets.

     Historically we have paid quarterly dividends to Xcel Energy. In 2001 and the first six months of 2002, we paid $167 million and $93 million of dividends to Xcel Energy, respectively. Our board of directors could decide to increase dividends, within the limitations of our approved capital structure, to Xcel Energy to support its cash needs. This could adversely affect our liquidity.

Risks Associated with Our Business

There may be changes in the regulatory environment that impair our ability to recover costs from our customers.

     As a result of the fall out from the energy crisis in California and the financial troubles at a number of energy companies, including the financial challenges of Xcel Energy and NRG, the regulatory environments in which we operate have received an increased amount of public attention. The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. Although we believe that the current regulatory environment applicable to our business would permit us to recover the costs of our utility services, it is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers.

     In light of the recent credit and liquidity events regarding NRG and Xcel Energy, we face enhanced scrutiny from our state regulators. The MPUC has initiated an inquiry into the financial situation at NRG and Xcel Energy and the possible effects on us, including the need to impose any mitigation measures on us. Mitigation measures, if deemed appropriate by the MPUC, could include limitations on our ability to issue equity and debt securities, increased regulation of those securities issuances and additional reporting requirements. We have received information requests from the MPUC and we have been cooperating with them to provide them the requested information. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. To the extent that our state utility commission takes the position that any of our dividends have been funded by any of our financings, including this offering, the regulators may not permit us to recover the related financing costs by passing them through to our customers as costs related to providing energy. We have also committed to insulate our ratepayers from the direct and indirect costs of NRG’s unregulated investments and thus, in seeking cost recovery, we will be required to separate any portion of costs that we experience that are directly or indirectly related to NRG, such as increased credit costs to us. Additionally, in connection with the August 2000 merger transaction that formed Xcel Energy, we committed to freeze our regulated rates through 2005, except under certain conditions. This rate freeze may limit our ability to seek rate recovery of certain costs.

We are subject to environmental laws and regulations which could be difficult and costly to comply with.

     We are subject to a number of environmental laws and regulations affecting many aspects of our past, present and future operations, including air emissions, water quality, wastewater discharges, and the management of spent nuclear fuel, wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Environmental laws and regulations can also require us to perform environmental remediations, including remediations of properties formerly used to manufacture gas, and to install pollution control equipment at our facilities. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. We cannot assure you that existing environmental laws or regulations will not be revised or that new laws or regulations seeking to protect the environment will not be adopted or become applicable to us or that we will not identify in the future conditions that will result in obligations or liabilities under existing environmental laws and regulations. Revised or additional laws or regulations which result in increased compliance costs or additional operating restrictions, or currently unanticipated costs or restrictions under existing laws or regulations, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

     In 1999, the United States Department of Justice filed suit against a number of electric utilities for alleged violations of the Clean Air Act’s new source review requirements related to alleged modifications of electric generating stations located in the South and Midwest. Subsequently, the United States Environmental Protection Agency issued requests for information pursuant to the Clean Air Act to numerous other electric utilities, including us, seeking to determine whether those utilities engaged in activities that may have been in violation of the new source review standards. We responded to the EPA’s initial information request and are in the process of responding to a follow-up request. We believe we have acted in full compliance with the Clean Air Act and the new source review requirements. However, if the EPA disagrees and we are unsuccessful in resolving any issues, we may be required to install additional emission control equipment at the facilities at significant cost and pay civil penalties, which could have a material adverse effect on our financial condition and results of operations.

Risks Related to the First Mortgage Bonds

Any lowering of the credit ratings on the first mortgage bonds would likely reduce their value.

     As described above under “Summary-Recent Developments” and “Risk Factors-Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings have recently been lowered and could be further lowered in the future. Any lowering of the credit rating on the first mortgage bonds would likely reduce the value of the first mortgage bonds.

Your ability to sell your first mortgage bonds is restricted and we cannot assure you that an active trading market will develop for the first mortgage bonds.

     The first mortgage bonds have not been registered under the Securities Act or any state or foreign securities laws and, until so registered, the first mortgage bonds may be transferred and resold only in transactions exempt from the Securities Act and applicable state securities laws. In addition, there is no existing trading market for the first mortgage bonds. We do not intend to apply for listing or quotation of the first mortgage bonds on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we give you any assurances regarding the ability of holders of first mortgage bonds to sell their first mortgage bonds or the price at which the first mortgage bonds might be sold. Although the initial purchasers have informed us that they currently intend to make a market in the first mortgage bonds, they are not obligated to do so, and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in the event that the exchange offer is delayed. As a result, the market price of the first mortgage bonds could be adversely affected. Any such disruptions may have an adverse effect on holders of the first mortgage bonds.

     We intend to file a registration statement with the SEC and to use our reasonable best efforts to cause the registration statement to become effective with respect to the bonds to be exchanged for the first mortgage bonds offered hereby. The SEC, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons.

Class Action Lawsuit

     Our president and chief executive officer, Wayne H. Brunetti, and our chief financial officer, Edward J. McIntyre, serve in similar capacities at Xcel Energy. On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer of Xcel Energy; Edward J. McIntyre, vice president and chief financial officer of Xcel Energy and former chairman of Xcel Energy, James J. Howard as defendants. Among other things, the complaint alleges violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades and the existence of cross-default provisions in Xcel Energy’s and its subsidiary, NRG’s, credit agreements with lenders. Since the filing of the lawsuit on July 31, 2002, additional lawsuits have been filed with similar allegations. The defendants deny any liability and maintain they have made disclosures fully compliant with applicable laws and reporting requirements.

Risks Associated with our former accountant, Arthur Andersen LLP

There is uncertainty concerning the survival of our former accountant, Arthur Andersen LLP, as an independent auditing firm, which may make it difficult for you to seek remedies against Arthur Andersen in connection with this offering.

     On March 27, 2002, we appointed Deloitte & Touche LLP to be our independent certified public accountant. Our former independent certified public accountant, Arthur Andersen LLP, was convicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. As a result of such conviction and other lawsuits, Arthur Andersen may fail or be forced to merge or have its assets sold, as a whole or in parts, with or to one or more third parties. Arthur Andersen was the auditor of our consolidated financial statements and related schedules as of December 31, 2001 and December 31, 2000 incorporated herein by reference, and has not consented to the use of their auditor’s report with respect to such financial statements in this offering memorandum. In the event that Arthur Andersen fails or does not otherwise continue in business, it may have insufficient assets to satisfy future claims by investors that might arise under federal securities laws or otherwise, and it may be difficult for purchasers of the first mortgage bonds to seek remedies against Arthur Andersen. Deloitte & Touche also replaced Arthur Andersen as Xcel Energy’s independent certified public accountants. Deloitte & Touche is currently performing a re-audit of the consolidated financial statements of Xcel Energy and its subsidiaries as of and for the years ended December 31, 2001 and December 31, 2000, but Deloitte & Touche is not performing a separate audit of our financial statements as of and for the years ended December 31, 2001 and December 31, 2000.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000 and 1999 have been derived from our audited consolidated financial statements and the related notes. The consolidated financial data as of June 30, 2002 and 2001 have been derived from our unaudited financial statements. The information set forth below should be read together with “Management’s Discussion and Analysis”, our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q, as amended by our Quarterly Report on Form 10-Q/A, for the period ended June 30, 2002, which we incorporate by reference in this offering memorandum. See “Where You Can Find More Information.” The historical financial information may not be indicative of our future performance.

	Six months ended
	June 30,		Year ended December 31,

	2002	2001	2001	2000	1999

	(unaudited)
	(Thousands of Dollars, except ratios)
Consolidated Income Statement Data:
Operating Revenue	$1,409,518	$1,741,288	$3,260,950	$3,000,483	$2,678,105
Operating Expense	1,255,869	1,529,345	2,823,166	2,648,958	2,289,633

Operating income	153,649	211,943	437,784	351,525	388,472

Other income (deductions)-net	14,560	3,808	3,713	(5,725)	(11,287)
Interest charges and financing costs	42,492	52,213	100,900	142,385	120,774
Income taxes	50,260	64,965	132,732	92,191	97,431

Net income	$75,457	$98,573	$207,865	$111,224	$158,980

Other Consolidated Financial Data:
Ratio of earnings to fixed charges(1)	3.7x	3.7x	4.0x	2.4x	3.0x

Pro forma ratio of earnings to fixed charges(1)	x		x

	June 30,	December 31,

	2002	2001	2000

	(Thousands of Dollars)
Consolidated Balance Sheet Data:
Current assets	$559,127	$610,964	$738,264
Net property, plant and equipment	3,743,946	3,748,757	3,655,139
Other Assets	1,123,457	1,097,308	966,585

Total Assets	$5,426,530	$5,457,029	$5,359,988

Current portion of long-term debt(2)	231,478	153,134	303,773
Short-term debt	419,180	381,184	359,189
Other current liabilities	486,704	567,307	627,571

Total current liabilities	$1,137,362	$1,101,625	$1,290,533

Deferred credits and other liabilities	1,379,770	1,382,025	1,412,791
Long-term debt(2)	954,832	1,039,220	1,048,995
Mandatorily redeemable preferred securities of subsidiary trust	200,000	200,000	200,000
Common stockholders’ equity	1,754,566	1,734,159	1,407,669

Total liabilities and equity	$5,426,530	$5,457,029	$5,359,988

(1)	For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and (2) fixed charges consist of interest on long-term debt, other interest charges, distributions on redeemable preferred securities of subsidiary trust and amortization of debt discount, premium and expense. The pro forma ratio of earnings to fixed charges reflects the issuance of the first mortgage bonds offered hereby and the application of a portion of the proceeds to retire $ of short-term debt and the issuance of $185 million of Public Income Notes in July 2002 and the application of a portion of the proceeds to retire short-term debt.

(2)	Three series of the Company’s variable rate tax-exempt bonds, in an aggregate principal amount of $127.9 million, were previously reported in the current portion of long-term debt due to a feature that permitted bondholders to tender their bonds for purchase. The Company has arrangements to convert the bonds to a fixed rate. As a result of the conversion to a fixed rate, bondholders will no longer be permitted to tender their bonds for purchase. Accordingly, these bonds are now included in the noncurrent portion of long-term debt in the June 30, 2002 balance sheet.

Critical Accounting Policies

     Preparation of financial statements and related disclosures in compliance with generally acceptable accounting principles (GAAP) requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. This application necessarily involves judgments regarding future events, including legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment also may have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed. The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results, and that require management’s most difficult, subjective or complex judgments. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions.

Accounting Policy	Judgments/Uncertainties Affecting Application

Regulatory Mechanisms & Cost Recovery	•	External regulatory decisions, requirements and regulatory environment
	•	Anticipated future regulatory decisions and their impact
	•	Impact of deregulation and competition on ratemaking process and ability to recover costs
Nuclear Plan Decommissioning	•	Costs of future decommissioning
	•	Availability of facilities for waste disposal
	•	Approved methods for waste disposal
	•	Useful lives of nuclear power plants
Environmental Issues	•	Approved methods for cleanup
	•	Responsible party determination
	•	Governmental regulations and standards
	•	Results of ongoing research and development regarding environmental impacts
Unbilled Revenue	•	Projected customer energy usage
	•	Estimating impacts of weather and other usage-affecting factors for unbilled period
Benefit Plan Accounting	•	Future rate of return on pension and other plan assets
	•	Interest rates used in valuing benefit obligation
Derivative Financial Instruments	•	Market conditions in the energy industry, especially the effects of price volatility on contractual commitments
Income Tax Reserves	•	Application of tax statutes and regulations to transactions
	•	Anticipated future decisions of tax authorities
	•	Ability of tax authority decisions/positions to withstand legal challenges and appeals
Uncollectible Receivables	•	Economic conditions affecting customers, suppliers and market prices
	•	Regulatory environment and impact of cost recovery constraints on customer financial condition

	•	Outcome of litigation and bankruptcy proceedings
Asset Valuation	•	Regional economic conditions surrounding asset operation and affecting market prices
	•	Regulatory and political environments and requirements
	•	Levels of future market penetration and customer growth

     These policies are discussed more fully in our Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Six months ended June 30,

	2002	2001

Net cash provided in operating activities (in thousands)	$238,414	$186,654

     Net cash provided by operating activities increased by $51.8 million or 28% for the first six months of 2002, compared with the first six months of 2001. The increase was primarily due to improved working capital.

	Six months ended June 30,

	2002	2001

Net cash used in investing activities (in thousands)	$(217,643)	$(227,976)

     Net cash used in investing activities decreased by $10.3 million or 5% for the first six months of 2002, compared with the first six months of 2001. The change is largely due to the proceeds received from the sale of our subsidiary First Midwest Auto Park, Inc. in March 2002.

	Six months ended June 30,

	2002	2001

Net cash (used in) provided by financing activities (in thousands)	$(13,029)	$47,839

     Net cash provided by financing activities decreased by $60.9 million or 127% for the first six months of 2002, compared with the first six months of 2001. The change is largely due to our receiving less of a capital contribution from our parent company Xcel Energy and an increase in short-term borrowings.

Capital Requirements

     Capital Expenditures. The estimated cost as of December 31, 2001, of our capital expenditure programs and other capital requirements for the years 2002, 2003 and 2004 are shown in the table below.

	2002	2003	2004

	(Millions of dollars)
Total capital expenditures	$395	$381	$394
Sinking funds and debt maturities	7	219	—

Total capital requirements	$402	$600	$404

     Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment may impact actual capital requirements.

     On July 26, 2002, we filed for approval by the MPUC a proposal to invest in our existing generation facilities (A.S. King, High Bridge, Riverside) to reduce emissions under the terms of legislation adopted by the 2001 Minnesota Legislature. The proposal includes the installation of state-of-the art pollution control equipment at the A.S. King Plant and conversion to natural gas at the High Bridge and Riverside plants. Under the terms of the statute, the filing concurrently seeks approval of a rate recovery mechanism for the costs of the proposal, estimated to be a total of $1.1 billion. The rate recovery would be through an annual automatic adjustment mechanism authorized by 2001 legislation, outside a general rate case, and is proposed to be effective at the expiration of our rate freeze, which extends through 2005 unless certain exemptions are triggered. The rate recovery proposed by us would allow recovery of financing costs of capital expenditures prior to the in-service date of each plant. The proposal is pending comments by interested parties. Other regulatory approvals, such as environmental permitting, are needed before the proposal can be implemented.

     As shown in our Form 10-K for the year ended December 31, 2001, contributions to our external nuclear decommissioning fund totaled approximately $55 million. Contributions will continue at that level until the MPUC approves future funding levels as part of our triennial Nuclear Decommissioning Funding filing.

     Contractual Obligations and Other Commitments. We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2001.

	Payments Due by Period

		Less than
Contractual Obligations	Total	1 year	1-3 years	4-5 years	After 5 years

	(Thousands of dollars)
Long-term debt	$1,192,354	$153,134	$231,750	$88,036	$719,434
Capital lease obligations	—	—	—	—	—
Operating leases	166,314	28,026	54,864	55,616	27,808
Unconditional purchase Obligations*	1,566,079	335,323	522,185	675,234	33,337
Other long-term obligations	221,221	4,295	10,518	6,662	199,746
Short-term debt	381,184	381,184	—	—	—
Other short-term liabilities	—	—	—	—	—

Total contractual cash obligations	$3,527,152	$901,962	$819,317	$825,548	$980,325

*	Includes coal and gas obligations at Northern States Power Company-Wisconsin

		Amount of Commitment Expiration Per Period

		Less than			Over
Other Commercial Commitments	Total Amounts Committed	1 year	1-3 years	4-5 years	5 years

	(Thousands of dollars)
Lines of credit	$—	$—	$—	$—	$—
Standby letters of credit	16,065	16,065	—	—	—
Guarantees	11,600	—	—	11,600	—
Standby repurchase obligations	—	—	—	—	—
Other commercial commitments	—	—	—	—	—

Total commercial commitments	$27,665	$16,065	$—	$11,600	$—

Dividend Policy

     Historically we have paid quarterly dividends to Xcel Energy. In 2000, 2001 and the first six months of 2002, we have paid dividends to Xcel Energy of $240 million, $167 million and $93 million. The amount of dividends that we pay is dictated to some extent by the needs of Xcel Energy. As discussed above, due to limited access to the capital markets, Xcel Energy may require more cash from its operating subsidiaries, including us. The amount of dividends that we can pay is limited to some extent by our Trust Indenture dated February 1, 1937 (the “1937 Indenture”), as amended and supplemented, and other borrowing arrangements, as well as by PUHCA and our state commission-approved capital structure order. As of June 30, 2002, we could have paid an additional $850 million in dividends.

Capital Sources

     We expect to meet future financing requirements by periodically issuing long-term debt, short-term debt and common stock to our parent to maintain desired capitalization ratios. As a result of being a subsidiary of a registered holding company under the PUHCA, we are required to maintain a common equity ratio of 30% or higher in our consolidated capital structure. Our financing authority from the MPUC also requires us to maintain a common equity ratio of at least 41.6%. For these purposes, our common equity at June 30, 2002 was 49% of our total capitalization. To the extent Xcel Energy contributes capital to NRG in order to alleviate its liquidity concerns, or if Xcel Energy is experiencing constraints on available capital sources, it may adversely affect its ability to contribute equity to us.

     Short-Term Funding Sources. We use a number of sources to fulfill short-term funding needs. Primary among these is operating cash flow, but also included are short-term borrowing arrangements such as notes payable, commercial paper and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures and the nuclear decommissioning fund, as discussed previously under “Capital Requirements”.

     Operating cash flow as a source of short-term funding is reasonably likely to be affected by such operating factors as weather; regulatory requirements including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices and supply; as well as operational uncertainties that are difficult to predict.

     Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. This varies based on financial performance and existing debt levels. If current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by current operating performance, access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review Xcel Energy and its subsidiary operations on an ongoing basis.

     Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under “Summary-Recent Developments” and “Risk Factors-Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings have been lowered recently, and could be further lowered in the future, reflecting pressure on our credit profile resulting from NRG liquidity concerns.

     As of August 15, 2002, we had cash of $77 million. We also recently entered into a $300 million 364-day revolving credit facility to replace our facility that expired on August 15, 2002. The new revolving credit facility is secured by a series of our first mortgage bonds. As of August 16, 2002, we are fully drawn on this new revolving credit facility.

     We also have approximately $200 million of tax-exempt pollution control obligations that currently bear interest at variable rates. We intend to convert those obligations into fixed rate obligations by the end of the third quarter of 2002 and to secure $69 million of such obligations that were not previously secured. We will not receive any proceeds from the sale of these fixed rate bonds, but the conversion should reduce our exposure to changes in short-term interest rates as well as the potential for having to repurchase such variable rate bonds on the demand of the holders.